Exhibit 3.1

GLADSTONE LAND CORPORATION

ARTICLES SUPPLEMENTARY

Gladstone Land Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 6.2 of Article 6 of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated 15,551,347 authorized but unissued shares of the Corporation’s 6.00% Series C Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series C Preferred Stock”), as additional shares of the Corporation’s Common Stock, $0.001 par value per share (the “Common Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of Common Stock as set forth in the Charter.

SECOND: Under a power contained in Section 6.2 of Article 6 of the Charter, the Board, by duly adopted resolutions, reclassified and designated 1,185,000 authorized but unissued shares of the Corporation’s 5.00% Series D Cumulative Term Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”), as additional shares of Common Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of Common Stock as set forth in the Charter.

THIRD: The foregoing shares of Common Stock have been reclassified and designated by the Board under the authority contained in the Charter. After giving effect to such reclassification and designation of Common Stock as set forth herein, the Corporation has authority to issue 80,728,935 shares of Common Stock, 6,456,065 shares of 6.00% Series B Cumulative Redeemable Preferred Stock, $0.001 par value per share, 10,400,000 shares of Series C Preferred Stock and 2,415,000 shares of Series D Preferred Stock. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 9th day of November, 2022.

ATTEST:	GLADSTONE LAND CORPORATION

/s/ Michael LiCalsi	By: /s/ David Gladstone	(SEAL)
Name: Michael LiCalsi	Name: David Gladstone
Title: Secretary	Title: Chief Executive Officer

[Signature Page to Articles Supplementary (Reclassification)]